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                                                                    Exhibit 23.4

                         INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of USA Waste Services, Inc. on Form S-4 of our report dated March 30, 1995 on the consolidated financial statements of Chambers Development Company, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 appearing in USA Waste Services, Inc.'s Current Report on Form 8-K dated June 30, 1995 (which does not include such consolidated financial statements), and our report dated March 30, 1995 appearing in the Joint Proxy Statement and Prospectus of USA Waste Services, Inc. dated May 19, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
November 3, 1995